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                                                                    EXHIBIT 11.1

                         NORTHWEST AIRLINES CORPORATION
                COMPUTATION OF PRIMARY EARNINGS PER COMMON SHARE
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(DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)                                 Year ended December 31
                                                                           --------------------------------------------
                                                                               1996             1995            1994
                                                                           ------------     -----------     -----------
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Reconciliation of net income applicable to common stockholders:
  Income before extraordinary item per consolidated statement
     of income                                                             $      536.1     $     342.1     $     295.5
  Preferred stock requirements                                                    (37.5)          (57.8)          (59.3)
                                                                           ------------     -----------     -----------
  Income applicable to common stockholders before
     extraordinary item and preferred stock transactions                   $      498.6     $     284.3     $     236.2
  Net gain on extinguishment of debt                                                 --            49.9              --
  Preferred stock transactions                                                     74.5            58.9              --
                                                                           ------------     -----------     -----------
Net income applicable to common stockholders                               $      573.1     $     393.1     $     236.2
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Reconciliation of weighted average number of common shares outstanding to amount used in primary earnings per share computation:
  Weighted average number of common shares outstanding,
     excluding shares issued to employee trusts                              81,929,616      80,834,803      73,766,980

  Weighted average number of common shares earned by employees since August 1, 1993 due to the exercise of the Series C
     Preferred Stock special conversion option in February 1994              15,685,963      10,543,706       5,070,769

  Weighted average number of shares of Series C Preferred Stock
     converted to common stock                                                1,116,338              --              --

  Stock options outstanding reduced by the number of shares which could have been purchased with the proceeds from exercise of
     such options                                                             2,355,398       2,924,019       2,050,794
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  Weighted average number of common shares outstanding, as
     adjusted                                                               101,087,315      94,302,528      80,888,543
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Earnings per common share - primary:
  Before extraordinary item and preferred stock transactions               $       4.93     $      3.02     $      2.92
  Net gain on extinguishment of debt                                                 --             .53              --
  Preferred stock transactions                                                      .74             .62              --
                                                                           ------------     -----------     -----------
  Earnings per common share                                                $       5.67     $      4.17     $      2.92
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